Exhibit 99.1

FICO Announces Earnings of $1.98 per Share for Fourth Quarter Fiscal 2020

Revenue of $374 million vs. $305 million in prior year

SAN JOSE, Calif., Nov. 10, 2020 /PRNewswire/ -- FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its fourth fiscal quarter ended September 30, 2020.

Fourth Quarter Fiscal 2020 GAAP Results
Net income for the quarter totaled $59.1 million, or $1.98 per share, versus $54.6 million, or $1.80 per share, in the prior year period. Fourth quarter results included a previously-announced pre-tax charge of $41.9 million for restructuring and impairment losses, or $1.01 per share after tax.

Net cash provided by operating activities for the quarter was $136.2 million versus $95.4 million in the prior year period.

Fourth Quarter Fiscal 2020 Non-GAAP Results
Non-GAAP Net Income for the quarter was $97.0 million versus $60.8 million in the prior year period. Non-GAAP EPS for the quarter was $3.25 versus $2.01 in the prior year period. Free cash flow for the quarter was $135.3 million versus $89.6 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned "Non-GAAP Results" and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Fourth Quarter Fiscal 2020 GAAP Revenue
The company reported revenues of $374.4 million for the quarter as compared to $305.3 million reported in the prior year period.

"We had a remarkably strong finish to another great year," said Will Lansing, chief executive officer. "Even in a period of economic volatility, we delivered record revenues, net income and cash flows."

Revenues for the fourth quarter of fiscal 2020 across each of the company's three operating segments were as follows:

  Applications revenues, which include the company's preconfigured decision management applications and associated professional services, were $168.2 million in the fourth quarter, compared to $149.9 million in the prior year period, an increase of 12%, due primarily to increased license sales in our Falcon Fraud, Debt Manager, and Strategy Director products.
  Scores revenues, which include the company's business-to-business (B2B) scoring solutions and associated professional services, and business-to-consumer (B2C) service, were $152.7 million in the fourth quarter, compared to $115.9 million in the prior year period, an increase of 32%. B2B revenue increased 27%, driven largely by higher mortgage origination volumes and a one-time royalty true-up. B2C revenue increased 45% from the prior year period due to higher volumes at myFICO.com, as well as through our partners.
  Decision Management Software revenues, which include Blaze Advisor®, Xpress Optimization, Decision Management Platform and related professional services, were $53.5 million in the fourth quarter compared to $39.5 million in the prior year period, an increase of 36%, due primarily to license sales and SaaS subscription revenues.

Company to Host Conference Call
The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its fourth quarter fiscal 2020 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Past Events page through November 10, 2021.

About FICO
FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956 and based in Silicon Valley, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 165 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information
Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of COVID-19 on macroeconomic conditions and the Company's business, operations and personnel, the success of the Company's Decision Management strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, regulatory changes applicable to the use of consumer credit and other data, the failure to protect such data, the failure to realize the anticipated benefits of any acquisitions or divestitures, and material adverse developments in global economic conditions or in the markets we serve. Additional information on these risks and uncertainties and other factors that could affect FICO's future results are described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2019, its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	September 30,
	2020	2019
ASSETS:
Current assets:
Cash and cash equivalents	$ 157,394	$ 106,426
Accounts receivable, net	334,180	297,427
Prepaid expenses and other current assets	42,504	51,853
Total current assets	534,078	455,706

Marketable securities and investments	26,573	21,865
Property and equipment, net	46,419	53,027
Operating lease right-of-use-assets	57,656	-
Goodwill and intangible assets, net	821,600	817,681
Other assets	119,914	85,169
	$ 1,606,240	$ 1,433,448

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable and other accrued liabilities	$ 86,400	$ 55,572
Accrued compensation and employee benefits	117,952	106,240
Deferred revenue	115,159	111,016
Current maturities on debt	95,000	218,000
Total current liabilities	414,511	490,828

Long-term debt	739,435	606,790
Operating lease liabilities	73,207	-
Other liabilities	48,005	46,063
Total liabilities	1,275,158	1,143,681

Stockholders' equity	331,082	289,767
	$ 1,606,240	$ 1,433,448

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues:
Transactional and maintenance	$ 266,028	$ 228,936	$ 973,933	$ 860,948
Professional services	47,477	48,138	183,040	184,095
License	60,851	28,270	137,589	115,040
Total revenues	374,356	305,344	1,294,562	1,160,083

Operating expenses:
Cost of revenues	93,676	87,996	361,142	336,845
Research & development	46,706	39,396	166,499	149,478
Selling, general and administrative	105,612	105,992	420,930	414,086
Amortization of intangible assets	947	1,673	4,993	6,126
Restructuring and impairment charges	41,925	-	45,029	-
Total operating expenses	288,866	235,057	998,593	906,535
Operating income	85,490	70,287	295,969	253,548
Other expense, net	(9,057)	(9,399)	(38,969)	(37,476)
Income before income taxes	76,433	60,888	257,000	216,072
Provision for income taxes	17,307	6,304	20,589	23,948
Net income	$ 59,126	$ 54,584	$ 236,411	$ 192,124

Basic earnings per share:	$ 2.04	$ 1.89	$ 8.13	$ 6.63
Diluted earnings per share:	$ 1.98	$ 1.80	$ 7.90	$ 6.34

Shares used in computing earnings per share:
Basic	29,045	28,918	29,067	28,980
Diluted	29,833	30,290	29,932	30,294

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended
	September 30,
	2020	2019
Cash flows from operating activities:
Net income	$ 236,411	$ 192,124
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	30,367	31,612
Share-based compensation	93,681	82,973
Changes in operating assets and liabilities	(41,308)	(55,466)
Other, net	45,765	9,107
Net cash provided by operating activities	364,916	260,350

Cash flows from investing activities:
Purchases of property and equipment	(21,989)	(23,981)
Net activity from marketable securities	(2,649)	(2,924)
Cash paid for acquisitions, net of cash acquired	-	(15,855)
Other, net	55	-
Net cash used in investing activities	(24,583)	(42,760)

Cash flows from financing activities:
Proceeds from revolving line of credit	263,000	229,000
Payments on revolving line of credit	(513,000)	(141,000)
Proceeds from issuance of senior notes	350,000	-
Payment on senior notes	(85,000)	(28,000)
Proceeds from issuances of common stock	42,258	22,788
Taxes paid related to net share settlement of equity awards	(102,903)	(52,996)
Repurchases of common stock	(235,223)	(228,894)
Other, net	(8,556)	(945)
Net cash used in financing activities	(289,424)	(200,047)

Effect of exchange rate changes on cash	59	(1,140)

Increase in cash and cash equivalents	50,968	16,403
Cash and cash equivalents, beginning of year	106,426	90,023
Cash and cash equivalents, end of year	$ 157,394	$ 106,426

FAIR ISAAC CORPORATION
REVENUE BY SEGMENT
(In thousands)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2020	2019	2020	2019

Applications revenues:
Transactional and maintenance	$ 98,892	$ 100,774	$ 393,994	$ 395,398
Professional services	35,156	35,826	136,677	137,258
License	34,081	13,323	71,375	72,378
Total applications revenues	$ 168,129	$ 149,923	$ 602,046	$ 605,034

Scores revenues:
Transactional and maintenance	$ 151,700	$ 115,155	$ 517,024	$ 415,288
Professional services	459	163	1,600	2,157
License	552	627	9,923	3,732
Total scores revenues	$ 152,711	$ 115,945	$ 528,547	$ 421,177

Decision Management Software revenues:
Transactional and maintenance	$ 15,436	$ 13,007	$ 62,915	$ 50,262
Professional services	11,862	12,149	44,763	44,680
License	26,218	14,320	56,291	38,930
Total decision management software revenues	$ 53,516	$ 39,476	$ 163,969	$ 133,872

Total revenues:
Transactional and maintenance	$ 266,028	$ 228,936	$ 973,933	$ 860,948
Professional services	47,477	48,138	183,040	184,095
License	60,851	28,270	137,589	115,040
Total revenues	$ 374,356	$ 305,344	$ 1,294,562	$ 1,160,083

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Year Ended
	September 30,		September 30,
	2020	2019	2020	2019

GAAP net income	$ 59,126	$ 54,584	$ 236,411	$ 192,124
Amortization of intangible assets	947	1,673	4,993	6,126
Restructuring and impairment charges	41,925	-	45,029	-
Stock-based compensation expense	25,483	21,042	93,681	82,973
Income tax adjustments	(19,325)	(5,836)	(37,871)	(22,939)
Excess tax benefit	(11,192)	(10,643)	(50,037)	(30,666)
Non-GAAP net income	$ 96,964	$ 60,820	$ 292,206	$ 227,618

GAAP diluted earnings per share	$ 1.98	$ 1.80	$ 7.90	$ 6.34
Amortization of intangible assets	0.03	0.06	0.17	0.20
Restructuring and impairment charges	1.41	-	1.50	-
Stock-based compensation expense	0.85	0.69	3.13	2.74
Income tax adjustments	(0.65)	(0.19)	(1.27)	(0.76)
Excess tax benefit	(0.38)	(0.35)	(1.67)	(1.01)
Non-GAAP diluted earnings per share	$ 3.25	$ 2.01	$ 9.76	$ 7.51

Free cash flow
Net cash provided by operating activities	$ 136,185	$ 95,414	$ 364,915	$ 260,350
Capital expenditures	(916)	(5,811)	(21,990)	(23,981)
Free cash flow	$ 135,269	$ 89,603	$ 342,925	$ 236,369

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management's internal comparisons to historical performance and liquidity as well as comparisons to our competitors' operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

CONTACT: Investors/Analysts: Steve Weber, (800) 213-5542, investor@fico.com; Media: Greg Jawski, Porter Novelli, (212) 601-8248, greg.jawski@porternovelli.com